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                                                                    EXHIBIT 99.1

FOR IMMEDIATE  RELEASE

NASDAQ:  AAII

Applied Analytical Industries, Inc. - AAI
5051 New Centre Drive ( Wilmington NC 28403

Contact:  Gene Haley EVP\Chief Financial Officer - 910-392-1606

Applied Analytical Industries Makes Announcement on Anticipated Second Quarter Results

Wilmington, North Carolina -- July 30, 1999 -- Applied Analytical Industries (NASDAQ: AAII) said today that based on figures now available, it expects to report a second quarter net loss of approximately 17 cents per share. Second quarter results will be negatively impacted by a slight decline in year-on-year fee for service revenues, delays in the signing of licensing agreements, increased research and development expenditures, and under-utilization of recent capacity expansions.

Frederick Sancilio, Ph.D., CEO and Chairman stated, "We believe that the decline in revenues we expect in the second quarter reflects a timing issue rather than a decrease in market demand for product development services. While we are disappointed by the short-term financial results, we are continuing to manage our business for the long term and we remain focused on executing our long-term strategy. Our research and development expenditures are focused on product life cycle management programs which we believe will yield substantial value."

Additional details will be provided in a press release on August 3, 1999.

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of acquired businesses to be integrated with AAI's operations, actual operational performance, the ability to meet projected revenue and earnings, the ability to acquire and maintain large client contracts, the ability to hire and retain qualified employees and other items that may cause the actual results to differ materially, which may be discussed in the Company's recent Form 1O-K and 10-Q filings, its registration statement, as amended, and other filings with the Securities and Exchange Commission.